Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-181300, 333-188658, 333-194863, 333-204219, and 333-211559 on Form S-8 and Registration No. 333-190567 on Form S-3 of WageWorks, Inc. of our report dated November 1, 2016, relating to the statements of assets to be acquired and liabilities to be assumed of the ADP COBRA/CHSA Business as of June 30, 2015 and 2016 and the related statements of revenues and direct expenses for each of the three years in the period ended June 30, 2016 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph referring of the purpose of the statement) appearing in this Current Report on Form 8-K/A of WageWorks, Inc. dated February 3, 2017.

/s/ DELOITTE & TOUCHE LLP

New York, New York

February 3, 2017